Exhibit 2.3

TENDER AND SUPPORT AGREEMENT

This Tender and Support Agreement (this “Agreement”) is made and entered into as of October 11, 2018, by and among Gurnet Holding Company, a Delaware corporation (“Parent”), Gurnet Merger Sub, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Parent (“Merger Sub”), and each Person set forth in Schedule A hereto (each, a “Stockholder”).

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into an Agreement and Plan of Merger, dated as of the date of this Agreement (the “Merger Agreement”), with Corium International, Inc., a Delaware corporation (the “Company”), Parent has requested each Stockholder, and each Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) that each Stockholder Beneficially Owns (as defined below) at any time during the Support Period (as defined below).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
AGREEMENT TO TENDER

Section 1.01.  Tender of Shares.  Each Stockholder agrees to promptly (and, in any event, not later than ten (10) Business Days after the commencement of the Offer) (i) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, all of the Covered Shares (free and clear of any liens, encumbrances or restrictions, other than Permitted Encumbrances), (ii) deliver all other documents or instruments required to be delivered by such Stockholder pursuant to the terms of the Offer, including (a) a letter of transmittal with respect to such Stockholder’s Covered Shares complying with the terms of the Offer and (b) a certificate representing such Stockholder’s Covered Shares or an “agent’s message” (or such other evidence, if any, of transfer as may be required) in the case of a book-entry share of any uncertificated Covered Shares and (iii) if such Stockholder acquires Beneficial Ownership of any additional outstanding shares of Company Common Stock during the Support Period, to promptly (and, in any event, not later than the earlier of (x) five (5) Business Days after such Stockholder acquires Beneficial Ownership of such additional outstanding shares of Company Common Stock and (y) the Expiration Date) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, all of such additional shares of Company Common Stock (free and clear of any liens, encumbrances or restrictions, other than Permitted Encumbrances).

Section 1.02.  No Withdrawal.  Each Stockholder agrees not to withdraw, and not to cause or permit to be withdrawn, any Covered Shares from the Offer unless and until this Agreement is terminated in accordance with Section 6.03.

Section 1.03.  Conditional Obligation.  Each Stockholder acknowledges and agrees that Merger Sub’s obligation to accept for payment shares of Company Common Stock tendered into the Offer, including any Covered Shares tendered by such Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

Section 1.04.  Return of Subject Securities.  If the Merger Agreement is terminated prior to the Offer Acceptance Time, Parent and Merger Sub shall, or shall cause any depository or other party acting on behalf of Parent and Merger Sub to, promptly return to each Stockholder all shares of Company Common Stock tendered by such Stockholder in the Offer.

ARTICLE 2
VOTING AGREEMENT; GRANT OF PROXY

Section 2.01.  Voting Agreement.  Each Stockholder hereby agrees that, during the Support Period, such Stockholder will not vote any Covered Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, other than the Merger, (ii) corporate action submitted for approval by stockholders of the Company, the consummation of which would impede, interfere with, prevent or delay the consummation of the Transactions or (iii) other corporate action submitted for approval by stockholders of the Company, substantially facilitating any of the foregoing matters. Each Stockholder shall ensure that, during the Support Period, any other Person having voting power with respect to any of the Covered Shares will not vote any of such shares in favor of or consent to, and will vote against, the approval of the matters described in clauses (i) through (iii) of the preceding sentence.

Section 2.02.  Irrevocable Proxy.  Each Stockholder hereby revokes any and all previous proxies granted with respect to any of the Covered Shares.  By entering into this Agreement, each Stockholder hereby grants a proxy appointing Parent as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power with respect to the matters described in clause (i) of Section 2.01 in the manner contemplated by Section 2.01 as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to any of the Covered Shares.  Subject to the last sentence of this Section 2.02, the proxy granted by each Stockholder pursuant to this Section 2.02 irrevocable and is granted in consideration of Parent and Merger Sub entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses.  The proxy granted by each Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 2.01.  The proxy granted by each Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each Stockholder represents and warrants to Parent and Merger Sub as to such Stockholder, severally but not jointly, that:

Section 3.01.  Authorization.  The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the powers (corporate and otherwise) of such Stockholder and, if applicable, have been duly authorized by all necessary corporate, company, partnership or other action.  Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this

Agreement constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.  If this Agreement is being executed in representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 3.02.  Consents and Approvals.  No filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated by this Agreement, except where the failure to obtain such permits, authorizations, consents or approvals, would not adversely affect in any material respect the ability of such Stockholder to perform its obligations hereunder and except for filing requirements as may be required under applicable state or federal securities laws.

Section 3.03.  Non-Contravention.  The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws, operating agreement, partnership agreement or other comparable charter or organizational documents, of such Stockholder, if any, (ii) violate any applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default (with or without notice of lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any Contract binding on such Stockholder or any of Stockholder’s properties or assets, including the Covered Shares or (iv) result in the imposition of any lien, encumbrance or restriction on any asset of such Stockholder, except, in the case of clauses (ii), (iii) and (iv), for such occurrences which would not adversely affect in any material respect the ability of such Stockholder to perform its obligations hereunder.

Section 3.04.  Ownership of Shares.  Such Stockholder is the Beneficial Owner of the shares of Company Common Stock and Company Stock Options set forth in Schedule A opposite such Stockholder’s name, free and clear of any lien, encumbrance and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Covered Shares), other than liens arising under the securities Laws, any liens created by this Agreement, and the restrictions imposed by the applicable grant agreement and plan relating to any Company Stock Options (collectively, “Permitted Encumbrances”).  None of such shares of Company Common Stock or Company Stock Options is subject to any voting trust or other Contract with respect to the voting of such shares of Company Common Stock or Company Stock Options (including shares underlying such Company Stock Options), except as set forth in this Agreement.

Section 3.05.  Total Shares.  Except for the shares of Company Common Stock set forth in Schedule A (including shares underlying any Company Stock Options set forth in Schedule A), such Stockholder does not Beneficially Own any (i) shares of capital stock or voting securities of the Company or (ii) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 3.06.  Stockholder Has Adequate Information.  Such Stockholder is a sophisticated seller with respect to the Covered Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Covered Shares and has independently and without reliance upon either Merger Sub or Parent and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.  Such Stockholder acknowledges that neither Merger Sub nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement or the Merger Agreement.

Section 3.07.  No Broker’s Fees.  No broker, investment banker, financial advisor, or other person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission payable by Parent, Merger Sub or the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder.

Section 3.08.  Reliance.  Such Stockholder understands and acknowledges that each of Parent and Merger Sub is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to each Stockholder that:

Section 4.01.  Authorization.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the powers of Parent and the corporate powers of Merger Sub and have been duly authorized by all necessary action.  Assuming the due authorization, execution and delivery of this Agreement by each Stockholder, this Agreement constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

ARTICLE 5
COVENANTS OF STOCKHOLDER

Each Stockholder hereby covenants and agrees that:

Section 5.01.  No Proxies for, Encumbrances on or Disposition of Shares.  During the Support Period, except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Parent, directly or indirectly (except, if such Stockholder is an individual, as a result of the death of such Stockholder), (a) grant any proxies, or enter into any voting trust or other Contract, with respect to the voting of any Covered Shares with respect to the matters described in clauses (i) through (iii) of Section 2.01, (b) sell, assign, transfer, tender, encumber or otherwise dispose of, or enter into any Contract with respect to the direct or indirect sale, assignment, transfer, tender, encumbrance or other disposition of, any such Covered Shares or (c) subject to the qualifications set forth in Section 6.11, take any other action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement, or seek to do or solicit any of the foregoing actions.  Notwithstanding anything to the contrary in the foregoing sentence, this Section 2.1 shall not prohibit a transfer of Covered Shares by Stockholder (i) if such Stockholder is an individual, (A) to any member of Stockholder’s immediate family or to a trust solely for the benefit of Stockholder or any member of Stockholder’s immediate family or (B) to a charitable entity qualified as a 501(c)(3) organization under the Code or (ii) if Stockholder is not a natural person, to an Affiliate controlled by Stockholder or under common control with Stockholder, as applicable; provided, however, that in each case a transfer shall be permitted only if, and as a condition precedent to the effectiveness of such transfer, the transferee agrees in a writing, satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement as though such transferee were the “Stockholder” hereunder.  Without limiting the generality of the first sentence of this Section 5.01, during the Support Period, such Stockholder shall not tender, agree to tender or cause or permit to be tendered any Covered Shares into or otherwise in connection with any tender or exchange offer, except pursuant to the Offer.

Section 5.02                             Non-Solicitation Acknowledgement; Limitation.  Stockholder acknowledges and agrees to abide by the first and second sentences of Section 6.02(a) of the Merger Agreement as if it were a direct party thereto.  Stockholder shall have no liability for any breaches of this Section 5.02 other than in the event of a material and Willful Breach of this Section 5.02 and, in the event of such a material and Willful Breach of this Section 5.02, the maximum aggregate liability of Stockholder shall be limited to the lesser of (x) $3.5 million or (y) $19 million less any amounts (including the Termination Fee) recovered by Parent from the Company pursuant to or in connection with the Merger Agreement.   In no event shall any of Parent, its Subsidiaries, or any of their respective Affiliates, or any of their respective former, current or future holders of equity, controlling persons, directors, officers, employees, agents, attorneys, members, managers, general or limited partners, stockholders or assignees have the right to seek or obtain money damages or expense reimbursement (whether at law or in equity, in contract, in tort or otherwise) from Stockholder or any other Stockholder Party in respect of this Section 5.02 other than the foregoing remedy.

Section 5.03                             Communications.  Such Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Merger Sub and the Company (including in the Offer Documents, the Schedule 14D-9 or any other publicly filed document relating to the Transactions) of (a) such Stockholder’s identity, (b) such Stockholder’s Beneficial Ownership of shares of Company Common Stock or Company Stock Options (including the number of such shares or Company Stock Options Beneficially Owned by Stockholder) and (c) the nature of such

Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent, Merger Sub or the Company reasonably determines to be required in any publicly filed document in connection with the Transactions, and (ii) agrees as promptly as practicable to notify Parent, Merger Sub and the Company of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document. During the term of this Agreement, each Stockholder agrees that it shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein, except as may be required in connection with the Offer in any Form 4, Schedule 13D, Schedule 13G or other disclosure required by the SEC or other Governmental Authority to be made by any Stockholder in connection with the Offer.

Section 5.04.  Additional Shares.  In the event that such Stockholder acquires Beneficial Ownership of, or the power to dispose of or vote or direct the disposition or voting of, any additional shares or other similar interests in or with respect to the Company, such shares or other similar interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of shares of Company Common Stock Beneficially Owned by such Stockholder set forth on the signature page hereto will be deemed amended accordingly.  Such Stockholder shall promptly notify Parent and Merger Sub of any such event.

Section 5.05.  Waiver of Appraisal and Dissenters’ Rights and Actions.  Such Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Covered Shares or rights to dissent from the Merger which may arise with respect to the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other Proceeding, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any Proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Transactions.

Section 5.06.  Stock Dividends, etc.  In the event of a stock split, stock dividend or distribution undertaken by the Company, or any change in any of the Covered Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 5.07.  No Stockholder Meetings, etc.  Subject to the qualifications set forth in Section 6.11, for so long as this Agreement remains in effect, each Stockholder agrees that it shall not seek to call a special meeting of the stockholders of the Company or deliver or caused to be delivered any written consent, in person or in proxy, with respect to such Stockholder’s Covered Shares for the matters described in clauses (i) through (iii) of Section 2.01.

ARTICLE 6
MISCELLANEOUS

Section 6.01.  Other Definitional and Interpretative Provisions.  Unless specified otherwise, in this Agreement the obligations of any party hereto consisting of more than one (1) Person are joint and several.  The words “hereof,” “herein” and “hereunder” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of similar import.  The word “or” has the inclusive meaning represented by the phrase “and/or.”  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Contract (including the Merger Agreement) are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 6.02.  Further Assurances.  Parent, Merger Sub and each Stockholder (in its capacity as such) will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other may reasonably request and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and all things the other party may reasonably deem proper or advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, each Stockholder shall, to the extent requested by Parent or Merger Sub, promptly cause each other Person having voting power with respect to any Covered Shares to execute and deliver to Parent or Merger Sub a proxy with respect to such shares, which shall be identical to the proxy in Section 2.02.

Section 6.03.  Amendments; Termination.  Any provision of this Agreement may be amended if, and only if, such amendment is in writing and is signed by each party to this Agreement.  This Agreement shall automatically terminate upon the termination of the Support Period; provided, however, that no termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination.

Section 6.04.  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 6.05.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that Stockholder may not assign, delegate or otherwise transfer any of

Stockholder’s rights or obligations under this Agreement without the prior written consent of Parent.  Any assignment, delegation or transfer in violation of the foregoing shall be null and void.

Section 6.06.  Governing Law.  This Agreement and any Proceedings arising out of or related hereto or the Transactions or to the inducement of any party thereto to enter into this Agreement, (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law statute or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 6.07.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto and the Merger Agreement has become effective. Until and unless each party has received a counterpart hereof signed by the other parties hereto and the Merger Agreement has become effective, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.08.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.09.  Specific Performance.  The parties hereto agree that irreparable damage to Parent and Merger Sub would occur, damages would be incalculable and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any provision of this Agreement were not performed by Stockholder in accordance with the terms hereof, and that each of Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically Stockholder’s performance of the terms and provisions hereof, in addition to any other remedy to which Parent or Merger Sub may be entitled at law or in equity.  Stockholder hereby waives any defenses based on the adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent or Merger Sub. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.09, and Stockholder irrevocably waives any right Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.10.  Defined Terms.  For the purposes of this Agreement:

(i)                           Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(ii)                        Stockholder shall be deemed to “Beneficially Own” or to have acquired “Beneficial Ownership” of a security if Stockholder (a) is the record owner of such security or (b) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(iii)                     “Covered Shares” shall mean all shares of Company Common Stock Beneficially Owned by each Stockholder, whether acquired before or after the date of this Agreement.

(iv)                    “Support Period” shall mean the period from the date of this Agreement through the earlier of (a) the Effective Time and (b) the date of the termination of the Merger Agreement.

Section 6.11.  Action in Stockholder’s Capacity Only.  Each Stockholder and each partner, officer, employee or Affiliate of such Stockholder (the “Stockholder Parties”), if a director or officer of the Company, does not make any agreement or understanding herein, and shall not otherwise be subject to the terms of this Agreement, as a director or officer of the Company.  Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a Beneficial Owner of the shares of Company Common Stock and Company Stock Options Beneficially Owned by such Stockholder, and nothing herein shall limit or affect any actions taken in such Stockholder’s capacity, or in any partner, officer, employee or Affiliate of Stockholder’s capacity, as an officer or director of the Company, including complying with or exercising such Stockholder’s, or any partner, officer, employee or Affiliate of Stockholder’s, fiduciary duties as a member of the Company Board.  Without limitation of the foregoing, in the event of any breach or purported breach of Section 5.02 by Ron Eastman, such breach shall not be deemed to be a breach of this Agreement by Stockholder and shall instead be governed by the provisions of Section 6.02 of the Merger Agreement.

Section 6.12.  Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered, if delivered in person, (ii) on the first (1st) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (iv) on the date transmitted if sent by email (provided no “bounce back” or similar message of non-delivery is received with respect thereto), in each case as follows:

if to Parent or Merger Sub, to:

Gurnet Holding Company

c/o Waypoint International GP LLC

55 Cambridge Parkway, Suite 401

Cambridge, MA 02142

Attention: James Singleton

Email:

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY  10153

Attention:                 Michael J. Aiello and Eoghan P. Keenan

Email:            michael.aiello@weil.com and eoghan.keenan@weil.com

if to Stockholder, to: the address for notice set forth on the signature page hereto with copies (which shall not constitute notice) to:

Corium International, Inc.

235 Constitution Drive

Menlo Park, CA 94025

Attention: Peter D. Staple

Email:

-and-

Fenwick & West LLP
Silicon Valley Center
801 California Street

Mountain View, California 94041

Attention: David K. Michaels and Ethan A. Skerry

Email: dmichaels@fenwick.com and eskerry@fenwick.com

-and-

Wilson Sonsini Goodrich & Rosati P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, California 94118

Attention: C. Derek Liu

Email: dliu@wsgr.com

Section 6.13.  Submission to Jurisdiction.  The parties hereto hereby irrevocably agree (i) that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom and (ii) not to commence any such Proceeding in any court except such courts.  Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the Transactions may not be enforced in or by such courts.  Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 6.12 or in any other manner permitted by Applicable Law.

Section 6.14                             Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.14.

Section 6.15.  Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 6.16.  Waiver.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 6.17.  No Ownership Interest.  All rights, ownership and economic benefits of and relating to the shares of Company Common Stock and Company Stock Options Beneficially Owned by each Stockholder at a given time shall remain vested in and belong to such Stockholder as of such time, and Parent shall have no authority to exercise any power or authority to direct such Stockholder in the voting of any of the shares of Company Common Stock Beneficially Owned by such Stockholder, except as otherwise specifically provided herein, or in the performance of such Stockholder’s duties or responsibilities as a stockholder of the Company.

Section 6.18.  Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GURNET MERGER SUB, INC.
a Delaware Corporation

By:	/s/ James B. Singleton
	Name:	James B. Singleton
	Title:	President

GURNET HOLDING COMPANY
a Delaware Corporation

By:	/s/ James B. Singleton
	Name:	James B. Singleton
	Title:	Secretary

[Signature Page to Tender and Support Agreement]

ESSEX WOODLANDS HEALTH VENTURES FUND VII, L.P.

By:	Essex Woodlands Health Ventures VII, L.P.
Its:	General Partner

By:	Essex Woodlands Health Ventures VII, L.L.C.
Its:	General Partner

By:	/s/ Ron Eastman
Name:	Ron Eastman
Its:	Managing Director

Notice Information:

c/o EW Healthcare Partners

335 Bryant Street, 3rd Floor

Palo Alto, CA 94301

Attn: Ronald W. Eastman

Email:

[Signature Page to Tender and Support Agreement]

Schedule A

Stockholder	Shares Beneficially Owned
ESSEX WOODLANDS HEALTH VENTURES FUND VII, L.P.	9,353,304